Exhibit 10.1

SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT

THIS SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the first date on the signature page hereto (the “Effective Date”), by and between HCP, Inc. (the “Company”) and James W. Mercer (“Executive”) (together, the “Parties”).

R E C I T A L S

WHEREAS, Executive is employed by the Company as its Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary pursuant to an agreement entered into with the Company on October 25, 2012, as amended (the “Prior Agreement”); and

WHEREAS, the Parties now wish to make arrangements to terminate their employment relationship and to resolve, fully and finally, all outstanding matters between them.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.                                    EXECUTIVE’S SEPARATION.  Executive’s separation from the Company shall be effective February 5, 2016 (the “Separation Date”).  Executive hereby agrees that he will resign from his employment as an officer of the Company and any other position he may hold with the Company (and its subsidiaries) as of the Separation Date, and Executive agrees that he will execute any and all documents necessary to effect such resignations.  Upon the Separation Date, Executive shall return to the Company all files, records, credit cards, keys, computers, mobile phones, tables, PDAs, equipment, and all other Company property or documents maintained by Executive for the Company’s use or benefit.  From the date of this Agreement until the Separation Date, Executive shall continue to serve in his current role and shall continue to receive his base salary and be entitled to continue to participate in all employee health benefit plans offered by the Company, subject to the eligibility requirements, terms and conditions of each plan or program then in effect.

2.                                    CONSULTING SERVICES.  In consideration of Executive’s representations, releases, waivers and promises set forth in this Agreement, the Company agrees that for the period commencing on the date immediately following the Separation Date and ending on December 31, 2016 (the “Consulting Term”), Executive shall provide non-exclusive consulting services to the Company on the following terms and conditions:

a.                                     Executive will be reasonably available to consult with the Company on an as-needed basis on matters familiar to him as a result of his prior work with the Company.

b.                                    The Company will pay Executive or his designee a consulting fee of $88,636.37 per month (which amount shall not be pro-rated), payable in monthly installments in the first five days of each month during such Consulting Term, and Executive shall be solely responsible for all taxes owed on such payments.  If Executive believes that any payment owed under this paragraph has not been properly paid to him, he shall advise the Company’s General Counsel in writing, and the Company shall have fifteen (15) days to correct any mistaken or inadvertent non-payment.

c.                                     Executive agrees that, during the Consulting Term, he is retained solely as an independent contractor to the Company.  Executive agrees (i) that he is not, and will not claim or represent himself to be, an employee or agent of the Company, (ii) that he has no authority to enter into any contracts or agreements on behalf of the Company or to otherwise bind the Company in any manner, and (iii) that he will not represent to any person or entity that he has any such authority.  Except to the extent required by applicable law, during the Consulting Term Executive shall not be considered to be an insider of the Company within the meaning of the Company’s insider trading policies.

3.                                    ADDITIONAL CONSIDERATION.  In further consideration of the terms, representations, and releases in this Agreement, and subject to Executive’s compliance with Section 9 of the Prior Agreement and Sections 9, 10 and 11 of this Agreement, the Company will provide Executive with the following additional payments and benefits:

a.                                     a lump sum payment in the amount of $360,000, less all applicable state and federal tax withholdings and other lawful deductions, payable within ten (10) days following the Separation Date;

b.                                    a cash incentive in the amount of $709,500, less all applicable state and federal tax withholdings and other lawful deductions, payable within ten (10) days following the Separation Date; and

c.                                     for the period of six (6) years following the Separation Date, Executive shall be covered under the Company’s existing or successor directors’ and officers’ liability insurance policy.

Executive acknowledges and agrees that under the terms of this Agreement he is receiving consideration beyond that which he would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide.  Executive further agrees that the payments and benefits provided hereunder are in addition to any wages and accrued but unused vacation earned through the Separation Date, the balance of which shall be paid to Executive on or before the Separation Date.

4.                                    EQUITY.  The Parties acknowledge and agree that Executive is party to award agreements (the “Award Agreements”) pursuant to the terms of the Company’s 2006 Performance Incentive Plan (the “2006 Plan”) and the 2014 Performance Incentive Plan (together with the 2006 Plan, the “Plans”) under which he has been granted (i) stock options to purchase shares of common stock of the Company (the “Options”), (ii) time-vesting restricted stock units (the “RSUs”) and (iii) performance-vesting restricted stock units with a three-year performance period (the “3-Year PSUs”) and performance-vesting restricted stock units with a one-year performance period (the “1-Year PSUs”, and together with the 3-Year PSUs, the

“PSUs”). All Options, RSUs and PSUs (and the dividend equivalents credited thereon) held by Executive as of the date hereof are set forth on Exhibit A attached hereto.  In further consideration of the terms, representations, and releases in this Agreement, and subject to Executive’s compliance with Section 9 of the Prior Agreement, the Company agrees that:

a.                                     all outstanding Options held by Executive as of the Separation Date shall vest and become exercisable upon the Separation Date to the extent not already vested and exercisable, and Executive shall be entitled to exercise all such Options during the remainder of the applicable ten-year term (disregarding any termination of employment that would otherwise reduce the applicable ten-year term);

b.                                    as set forth on Exhibit A attached hereto on page A-3 thereof, all RSUs shall vest upon the Separation Date and shall be settled in shares of common stock of the Company equal to the number of RSUs subject to such awards on the date which is six (6) months following the Separation Date (or the date of Executive’s death, if earlier); and

c.                                     the PSUs shall vest (if at all) as follows: (i) the 3-Year PSUs granted to Executive in 2014 (and dividend equivalents credited thereon) shall remain outstanding pending the determination by the Compensation Committee as to whether the Company has attained the pre-established performance goals (the “Committee Determination”) for the performance period ending December 31, 2016, and shall vest (if at all) based upon the achievement of such goals; (ii) the 1-Year PSUs granted to Executive in 2015 (and dividend equivalents credited thereon) shall remain outstanding pending the Committee Determination for the performance period ending December 31, 2015, and shall vest (if at all) based upon achievement of such goals; and (iii) the 3-Year PSUs granted to Executive in 2015 (and dividend equivalents credited thereon) shall remain outstanding pending the Committee Determination for the performance period ending December 31, 2017, and a pro rata portion shall vest (if at all) based upon the achievement of such goals, with such pro rata portion based on the number of full months in the performance period through December 31, 2016 as compared to the total number of months in the performance period. Any PSUs that vest in accordance with the foregoing shall be settled in shares of common stock of the Company as soon as administratively practicable following the Committee Determination (and in all events no later than March 15 following the end of the applicable performance period).

5.                                    MUTUAL RELEASE AND WAIVER.

a.                                     Executive’s Release.

(i)                                  In exchange for the consideration described in Sections 2, 3 and 4 above, Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or resignation from, the Company, or otherwise relating to any of the Company Released Parties from the beginning of time to the Effective Date (the

“Executive’s Release”).  Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended and California Labor Code Section 1400 et seq.; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising from a breach by the Company of this Agreement or that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims for indemnification under applicable law or the Indemnification Agreement (defined in Section 12, below).

(ii)                              For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Agreement extinguishes those claims.  Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(iii)                          This Agreement shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

b.                                    The Company’s Release.

(i)                                  The Company hereby forever releases and discharges Executive, his heirs, successors, and assigns, from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that the Company had, now has, or may hereafter claim to have against Executive (the “Company’s Release”).  The Company’s Release specifically extends to, without limitation, any and all claims or causes of action under common law as well as any claims under any applicable state, federal, or local statutes and regulations; provided, however, that the Company’s Release does not waive, release, or otherwise discharge any claim or cause of action to enforce any rights the Company may have with respect to the confidentiality of Company information, the assignment of inventions or the solicitation of the Company’s customers, clients or employees or any claim or cause of action that cannot legally be waived.

(ii)                              For the purpose of implementing a full and complete release, the Company understands and agrees that this Agreement is intended to include all claims, if any, which the Company may have and which the Company does not now know or suspect to exist in its favor against Executive and this Agreement extinguishes those claims.  Accordingly, the Company expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.                                    ADEA WAIVER AND RELEASE.  In consideration of the Company’s payment to Executive of $300,000, less all applicable state and federal tax withholdings and other lawful deductions (the “ADEA Consideration”) within five (5) days of the expiration of the revocation period of the ADEA release attached hereto as Exhibit B (the “ADEA Release”), Executive hereby agrees that he shall sign and return to the Company the ADEA Release in accordance with its terms within thirty (30) days following the Separation Date.  Executive acknowledges and agrees that the effectiveness of the ADEA Release shall have no effect on the effectiveness of this Agreement and that this Agreement shall be in full force and effect and binding upon the Parties upon and from its date of execution.  Executive acknowledges and agrees that he would not otherwise be entitled to receive the ADEA Consideration in the absence of Executive’s execution (and non-revocation) of the ADEA Release.

7.                                    CODE SECTION 409A COMPLIANCE.  This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code (“Section 409A”), and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted in accordance therewith.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

8.                                    REPRESENTATIONS.  Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

a.                                     Executive acknowledges that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Company Released Parties.  If Executive elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Company Released Parties believed Executive was treated unlawfully in any respect.

b.                                    Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement.  Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

c.                                     Executive and the Company, on behalf of himself and itself,  acknowledge and agree that he and it knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that neither party was fraudulently induced nor coerced to enter into this Agreement.

d.                                   The Parties each represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms.

9.                                    CONTINUING OBLIGATIONS AND RESTRICTIVE COVENANTS.

a.                                     During the Consulting Term and at all times thereafter to the extent consistent with applicable law, Executive agrees that he will not use or disclose any confidential information, trade secrets, or financial, personnel, proprietary information, or client information which Executive learned while employed by, or providing consulting services to, the Company.

b.                                    Executive agrees that if during the Consulting Term he accepts any consulting or employment relationship with a publicly-traded healthcare REIT that is a direct competitor of the Company, the Consulting Term and all of the benefits and payments to him provided under Section 2 above will automatically end, unless the Company waives this provision in writing.

c.                                     During the Consulting Term, Executive agrees that he will not, directly or indirectly, solicit or encourage any Company employee to leave his or her employment with the Company.

d.                                   During the Consulting Term, Executive agrees that he will not, directly or indirectly, solicit or encourage any existing customer, vendor, supplier, licensor, lessor or lessee, joint venturer, consultant, agent or business partner of the Company to (i) cease doing business, or reduce the amount of business such party does, with the Company, or (ii) interfere with, disrupt, or attempt to disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between the Company and any third party (including any of its customers, vendors, suppliers, licensors, lessors or lessees, joint venturers, consultants, agents and partners).

10.                            MUTUAL NON-DISPARAGEMENT.  Executive agrees that he will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, and any of its present or former officers, directors or employees.  The Company (limited to its officers and directors) agrees that it will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of Executive.

11.                            COOPERATION.  Executive agrees that he will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Company to comply with applicable securities laws.

12.                            INDEMNIFICATION.  The Company represents and warrants that the Indemnification Agreement by and between Executive and the Company dated as of October 25, 2012 (the “Indemnification Agreement”) will remain in full force and effect following the Separation Date, in accordance with its terms.

13.                            REMEDIES.  If (i) Executive materially fails to comply with or otherwise materially breaches any of the promises, representations, or releases in this Agreement, (ii) the Company delivers written notice to Executive that specifically identifies the event that the Company believes constitutes such non-compliance or breach, and (iii) Executive fails to cure such behavior within thirty (30) days following delivery of such notice, then the Company may stop any payments or benefits otherwise owing under this Agreement to the extent of the monetary damages sustained by the Company and may seek additional relief or remedy as provided under applicable law.

14.                            GOVERNING LAW.  This Agreement and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules, except as preempted by federal law.

15.                            SUCCESSORS AND ASSIGNS.  Executive agrees that this Agreement will be binding upon, and pass to the benefit of, the successors and assigns of the Company.  Any payments and benefits due to the Executive hereunder shall be payable to his estate or representative in the event of his death or disability.

16.                            AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

17.                            DESCRIPTIVE HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.                            COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.

19.                            NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

HCP, Inc.
1920 Main Street, Suite 1200
Irvine, California 92614

Attention: General Counsel

If to Executive:

James W. Mercer

at the most recent address in the payroll records of the Company

20.                            ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and, except as otherwise provided herein, supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  Effective as of the date hereof, the Prior Agreement is hereby terminated and this Agreement satisfies all entitlements set forth in the Prior Agreement; provided, however, that Section 9 of the Prior Agreement shall remain in full force and effect.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

HCP, INC.		JAMES W. MERCER

By:	/s/ Lauralee E. Martin	/s/ James W. Mercer
Lauralee E. Martin
President and Chief Executive Officer

Date:	January 12, 2016	Date:	January 12, 2016

EXHIBIT A

All Options, RSUs and PSUs (and the dividend equivalents credited thereon, as shown with preliminary forecast amounts and subject to further confirmation) held by Executive as of the date hereof are set forth below:

Options

Option Award ID	Option Award Date	Vesting Date	Options Granted	Strike Price	Options Vested as of 2/05/2016	Options Vesting Under the Separation Agreement

1081	1/30/2012	1/30/2013	20,704	$41.64	5,176
		1/30/2014			5,176
		1/30/2015			5,176
		1/30/2016			5,176
1231	1/28/2013	1/28/2014	33,108	$46.92	8,277
		1/28/2015			8,277
		1/28/2016			8,277
		1/28/2017				8,277
1316	2/03/2014	2/03/2014	27,138	$38.83	9,046
		2/03/2015			9,046
		2/03/2016			9,046

		Total Options Vesting Under the Separation Agreement				8,277

PSUs

PSU Award ID	Award Type and Award Date	Shares Granted	Forfeited Amount	Vesting Date	Vesting Under the Separation Agreement
1462	3-Year PSUs granted on 2/03/2014	17,705	N/A	2/03/2017	Vesting subject to achievement of performance measures
1600	1-Year PSUs granted on 2/02/2015	6,359	N/A	2/02/2016	Vesting subject to achievement of performance measures
1604	3-Year PSUs granted on 2/02/2015	12,717	4,239	2/02/2018	Pro-rata vesting subject to achievement of performance measures

Time-Based RSUs

Time-Based RSU Award ID	Grant Date	Vesting Date	Shares Granted	RSUs Vested as of 2/05/2016	RSUs Vesting Under the Separation Agreement

1082	1/30/2012	12/31/12	17,860	4,465
		1/30/14		4,465
		1/30/15		4,465
		1/30/16		4,465

1232	1/28/2013	1/30/14	23,552	5,888
		1/28/15		5,888
		1/28/16		5,888
		1/28/17			5,888

1309	11/06/2013	10/31/14	24,174	24,174

1315	2/03/2014	2/03/14	15,051	5,017
		2/03/15		5,017
		2/03/16		5,017

1595	2/02/2015	2/02/16	6,360	2,120
		2/02/17			2,120
		2/02/18			2,120

	Total RSUs Vesting Under the Separation Agreement				10,128

Deferred Quarterly Dividend Accrual on Unvested PSUs*

	2/03/2014 (3-Year LTIP) (cliff vesting)	2/02/2015 (3-Year LTIP) (cliff vesting)	2/02/2015 (1-Year LTIP) (cliff vesting)	Totals

Total Unvested PSUs	17,705	12,717	6,359	36,781

Accumulated 2014 Deferred Dividend	$38,596.92	N/A	N/A	$38,596.92
2/24/2015	$10,003.33	$7,185.11	$3,592.84	$20,781.28
5/26/2015	$10,003.33	$7,185.11	$3,592.84	$20,781.28
8/25/2015	$10,003.33	$7,185.11	$3,592.84	$20,781.28
11/24/2015	$10,003.33	$7,185.11	$3,592.84	$20,781.28
Total Deferred Dividend	$78,610.24	28,740.44	14,371.36	$121,722.04

*Assumes performance criteria will be met and 0% PSUs are forfeited, calculated as of 11/30/2015.

EXHIBIT B

EXECUTIVE’S ADEA WAIVER AND RELEASE OF CLAIMS
(“ADEA RELEASE”)

a.         In consideration of the ADEA Consideration (as defined in Section 6 of the Separation, Consulting and General Release Agreement to which this ADEA Release is appended), Executive hereby waives, releases and discharges any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising under the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, as amended (the “OWBPA”), and the age discrimination provisions of the California Fair Employment and Housing Act.

b.         Executive has been informed and understands and agrees that he has twenty-one (21) calendar days after receipt of this ADEA Release to consider whether to sign it.  Executive has been informed and understands and agrees that he may revoke this ADEA Release at any time during the seven (7) calendar days after this ADEA Release is signed and returned to the Company, in which case none of the provisions of this ADEA Release will have any effect.  Executive acknowledges and agrees that if he wishes to revoke this ADEA Release, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed and retuned the ADEA Release.  Executive acknowledges and agrees that, in the event Executive revokes the ADEA Release, he shall have no right to receive the ADEA Consideration.  Executive’s revocation of this ADEA Release shall not in any way impair the effectiveness of the Separation, Consulting and General Release Agreement, which will remain in effect as of the day of execution in accordance with its terms.

c.         Executive acknowledges and agrees that prior to signing this ADEA Release, he read and understood each and every provision of this ADEA Release.  Executive understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this ADEA Release.  Executive hereby acknowledges that prior to signing this ADEA, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this ADEA Release.

d.         Executive acknowledges and agrees that he knowingly and voluntarily entered into this ADEA Release with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this ADEA Release.

e.         Executive understands that he is not waiving, releasing, or otherwise discharging any claims under the ADEA that may arise after the date he signs this ADEA Release.

B-1

f.          This ADEA Release shall be effective upon the eighth (8th) calendar day following the date that Executive executes this ADEA Release and returns it to the Company, provided that Executive does not revoke or attempt to revoke his acceptance of this ADEA Release prior to such date in accordance with the provisions of Section b above.

JAMES W. MERCER

Date:

B-2